                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                Supervalu, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                Not Applicable
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

LOGO

                                 SUPERVALU INC.

                 NOTICE OF 1995 ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 28, 1995

TO THE STOCKHOLDERS OF SUPERVALU INC.:

  Notice is hereby given that the Annual Meeting of Stockholders of SUPERVALU INC. (the "Company") will be held on Wednesday, June 28, 1995, at 10:30 a.m., local time, at The Minneapolis Convention Center, 1301 Second Avenue South, Minneapolis, Minnesota 55403 for the following purposes:

  . to elect four directors of the Company;

  . to vote on ratification of the appointment of Deloitte & Touche LLP to audit the books and accounts of the Company for the fiscal year ending February 24, 1996;

  . to consider a stockholder proposal; and

  . to transact such other business as may properly come before the meeting.

  Common and Preferred Stockholders of record at the close of business on May 5, 1995, are entitled to one vote for each share held of record at that time.

  IMPORTANT: We hope you will be able to attend the meeting in person and you are cordially invited to attend. If you expect to attend the meeting, please check the appropriate box on the proxy card when you return your proxy. NOTE THAT THIS YEAR'S ANNUAL MEETING IS AT THE MINNEAPOLIS CONVENTION CENTER. Parking is available in the Plaza municipal parking ramp and the Orchestral Hall ramp located across the street from The Minneapolis Convention Center. A map showing the location of the Convention Center and designated parking areas is included on the enclosed Proxy card. If you need special assistance because of a disability, please contact the Corporate Secretary at P.O. Box 990, Minneapolis, MN 55440.

  WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY. It is important that all stockholders, however small their holdings, execute, date and return the proxy, utilizing the enclosed envelope to which no postage need be affixed if mailed in the United States.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          TERESA H. JOHNSON
                                          Secretary

May 25, 1995

                                 SUPERVALU INC.

                                  P.O. BOX 990
                          MINNEAPOLIS, MINNESOTA 55440

                                PROXY STATEMENT

  This Proxy Statement is furnished for solicitation by the Board of Directors of SUPERVALU INC. (hereinafter referred to as the "Company") of proxies in the enclosed form from holders of Common and Preferred Stock to be voted at the Annual Meeting of Stockholders to be held on June 28, 1995, at 10:30 a.m., local time, at The Minneapolis Convention Center, 1301 Second Avenue South, Minneapolis, Minnesota 55403 and at any adjournment of the meeting. This Proxy Statement and accompanying form of proxy will be first mailed or given to stockholders on or about May 25, 1995.

  The cost of soliciting proxies will be borne by the Company. Arrangements will be made with brokerage houses, custodians, nominees and other fiduciaries to send proxy material to their principals, and the Company will reimburse them for their expenses. In addition to solicitation by mail, certain officers and directors of the Company, who will receive no compensation for their services other than their regular salaries, may solicit proxies by telephone, telegraph and personally. The Company has also retained Georgeson & Company, Inc. to assist in the solicitation of proxies for an estimated fee of $10,000 plus out-of-pocket expenses.

  The Company has two classes of capital stock outstanding: Common Stock, par value $1 per share, and Preferred Stock, no par value. The holders of Common Stock and Preferred Stock of record at the close of business on May 5, 1995, are entitled to vote at the meeting. Holders of Common Stock and Preferred Stock are entitled to one vote for each share held of record, voting together as one class, on each proposal being voted upon 69,085,185 shares of Common Stock and 5,876 shares of Preferred Stock are eligible to vote at the meeting.

  Shares of Common Stock and Preferred Stock represented by proxies in the form solicited will be voted in the manner directed by the holder of such shares, and, if no direction is made, such shares will be voted for the election of the nominees for director named in this Proxy Statement, and for the proposal to appoint Deloitte & Touche LLP as the auditors for the 1996 fiscal year; such shares will be voted against the stockholder proposal in item 3. If an executed proxy card is returned and the stockholder has voted "abstain" on any matter (or "withhold authority" as to the election of any director), the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matters. A stockholder may revoke his or her proxy at any time before it is voted by written notice to the Secretary, or by filing with the Secretary another proxy bearing a later date, or by appearing and voting at the meeting. The affirmative vote of a majority of the shares of Common Stock and Preferred Stock entitled to vote, present in person or by proxy at the 1995 Annual Meeting of Stockholders and voting together as one class, will be necessary for the election of directors and the approval of each other matter submitted to the stockholders for approval at the Annual Meeting.

                             SECURITY OWNERSHIP OF
                           CERTAIN BENEFICIAL OWNERS

  The following table sets forth information with respect to the only persons or groups known to the Company as of April 1, 1995, to be the beneficial owner of more than 5% of its Common Stock.

                                         AMOUNT AND
 NAME AND ADDRESS OF                     NATURE OF                                 PERCENT
  BENEFICIAL HOLDER                 BENEFICIAL OWNERSHIP                           OF CLASS
 -------------------                --------------------                           --------
 INVESCO PLC                           7,064,200 (1)                               9.9% (3)
 11 Devonshire Square
 London, EC2M 4YR
 England
 FMR Corp.                             6,743,338 (2)                               9.43%(4)
 82 Devonshire Street
 Boston, MA 02109

--------

(1) Based on information in a Schedule 13G Report dated February 10, 1995, delivered to the Company and indicating that INVESCO PLC and certain of its subsidiaries are the beneficial owners of 7,064,200 shares of Common Stock and possess shared voting and dispositive power with respect to such shares.
(2) Based on information in a Schedule 13G Report dated February 13, 1995, delivered to the Company and indicating that FMR Corp. and certain of its subsidiaries are beneficial owners of 6,743,338 shares of Common Stock and possess sole dispositive power with respect to all such shares and sole voting power with respect to 259,771 of such shares.
(3) As of February 10, 1995.
(4) As of February 13, 1995.

                        SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth information, as of March 24, 1995, concerning beneficial ownership of the Company's Common Stock by each director and nominee, by each of the executive officers named in the Summary Compensation Table on page 8, and by all directors and executive officers as a group. The definition of beneficial ownership for proxy statement purposes includes shares over which a person has sole or shared voting power, and shares over which a person has sole or shared dispositive power, whether or not a person has any economic interest in the shares.

                         AMOUNT AND NATURE          OPTIONS
       NAME OF             OF BENEFICIAL       EXERCISABLE WITHIN     PERCENT OF
  BENEFICIAL OWNER        OWNERSHIP(1)(2)          60 DAYS(3)           CLASS
  ----------------       -----------------     ------------------     ----------
Herman Cain                     1,000                 2,100               *
Stephen I. D'Agostino             800                 2,100               *
Edwin C. Gage                  15,700                 2,100               *
Vernon H. Heath                 2,000                 2,100               *
William A. Hodder               1,400                   900               *
Garnett L. Keith, Jr.           2,000                 2,100               *
Richard L. Knowlton             1,000                   -0-               *
Richard D. McCormick            1,669                 2,100               *
Harriet Perlmutter              6,700                 2,100               *
Carole F. St. Mark              1,700                   900               *
Winston R. Wallin               1,000                 2,100               *
Michael W. Wright             215,184               222,268               *
Charles M. Lillis                 -0-                   -0-               *
Laurence L. Anderson           54,410                95,502               *
Phillip A. Dabill              42,189                77,734               *
Jeffrey C. Girard              11,011                72,750               *
Jeffrey Noddle                 24,945                84,467               *
All directors and
 executive officers
 as a group
 (30 persons)                 477,785               947,757              (3)

--------
*  Less than 1%.

(1) Includes 21,200 shares held by or for children of Mr. Wright, as to which shares he disclaims beneficial ownership; and 8,000 shares held in a retirement trust for Mr. Wright.
(2) The persons listed have sole voting and investment power with respect to the shares listed except the following persons have shared voting and investment power: Ms. Perlmutter: 1,500 shares; Mr. McCormick: 735 shares; Mr. Wright: 21,776 shares; Mr. Gage: 4,000 shares; and Mr. Anderson: 15,855 shares.
(3) All directors and executive officers as a group (30 persons) beneficially owned 1,425,542 shares of the outstanding Common Stock constituting approximately 2% of the outstanding Common Stock of the Company as of March 24, 1995. Options exercisable within 60 days are deemed beneficially owned.

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the fiscal year ended February 25, 1995, its directors, executive officers, and holders of more than 10% of the Company's Common Stock complied with all Section 16(a) filing requirements. In making these statements, the Company has relied upon the written representations of its directors and executive officers.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

  Pursuant to the Bylaws of the Company, the Board is divided into three classes with the number of directors to be divided as equally as possible among the three classes. Directors are elected for staggered terms of three years. The Bylaws of the Company also provide that in the event of any vacancy on the Board of Directors occurring during the year, the vacant directorship may be filled by the vote of the remaining directors until the next Annual Meeting, at which time the stockholders shall elect a director to fill the balance of the unexpired term or the term established by the Board pursuant to the Bylaws. Herman Cain, Stephen D'Agostino, Charles M. Lillis and Michael W. Wright are nominated for three-year terms expiring in 1998. There are currently 12 members of the Board of Directors.

  The Board of Directors is informed that each of the four nominees is willing to serve as a director; however, if any nominee is unable to serve or for good cause will not serve, the proxy may be voted for such other person as the proxies shall, in their discretion, determine.

  The following sets forth information, as of March 17, 1995, concerning the four nominees for election as directors of the Company and as to the eight directors of the Company whose terms of office will continue after the Annual Meeting.

NOMINEES FOR ELECTION AS DIRECTORS FOR
TERMS EXPIRING AT THE ANNUAL MEETING IN 1998

  HERMAN CAIN, age 49; President and Chief Executive Officer of Godfather's Pizza, Inc. (a company engaged in the operation and franchising of pizza restaurants) since 1986. Mr. Cain was elected a director of the Company in 1991. He is also a director of Whirlpool Corporation, Federal Reserve Bank of Kansas City and Utilicorp United, Inc.

  STEPHEN I. D'AGOSTINO, age 61; Chairman of D'Agostino Investments (an investment management company) since 1992. From 1988 to 1992, he was Chairman of Lord Capital Corporation (an investment management company). Mr. D'Agostino was elected a director of the Company in 1983. He is also a director of Catalina Marketing Corp. and Kysor Industrial Corporation.

  CHARLES M. LILLIS, age 53; Executive Vice President of U S WEST, Inc. (a diversified multimedia communications company) since 1987, and President and Chief Executive Officer of U S WEST Media Group, a newly created division of U S WEST, Inc., since April 1995. Mr. Lillis is also a director of Commercial Federal Bank Corp.

  MICHAEL W. WRIGHT, age 56; Chairman of the Board, President, and Chief Executive Officer of the Company since 1982. Mr. Wright was elected a director of the Company in 1977. He is also a director of Honeywell Inc., The Musicland Group, Inc., ShopKo Stores, Inc. and Norwest Corporation.

DIRECTORS WHOSE TERMS EXPIRE
AT THE ANNUAL MEETING IN 1997

  VERNON H. HEATH, age 66; Chairman of the Board of Rosemount Office Systems, Inc. (an office furnishings company) since October, 1994. Mr. Heath was Chairman of the Board of Rosemount Inc. (a company engaged in the manufacture of measurement and control instrumentation) from 1991 to February, 1994. From 1968 to 1991, he was Chairman and Chief Executive Officer of that company. Mr. Heath was elected a director of the Company in 1982. He is also a director of Medtronic, Inc. and The Tennant Company.

  WILLIAM A. HODDER, age 63; Chairman, Chief Executive Officer and a Director of Donaldson Company, Inc. (a manufacturer of filtration and noise abatement equipment) since 1984. Mr. Hodder was elected a director of the Company in 1990. He is also a director of Norwest Corporation, The Tennant Company and ReliaStar Financial Corp.

  HARRIET PERLMUTTER, age 63; Trustee of the Papermill Playhouse (The State Theatre of New Jersey). Ms. Perlmutter was elected a director of the Company in 1978.

  WINSTON R. WALLIN, age 69; Chairman of the Board and a director of Medtronic, Inc. (a manufacturer of therapeutic medical devices). Mr. Wallin has been a director of Medtronic since 1978 and Chairman since 1986. From 1985 to his retirement in 1991, Mr. Wallin was President and Chief Executive Officer of that company. Mr. Wallin was elected a director of the Company in 1991. He is also a director of Bemis Company.

DIRECTORS WHOSE TERMS EXPIRE
AT THE ANNUAL MEETING IN 1996

  EDWIN C. GAGE, age 54; Chairman and Chief Executive Officer of GAGE Marketing Group, LLC (an integrated marketing services company) since 1991. Mr. Gage was President and Chief Executive Officer of Carlson Companies, Inc. (a diversified services company principally engaged in hotel, restaurant, travel services and incentives businesses) from 1989 to 1991, and from 1984 to 1989 he was President and Chief Operating Officer of that company. Mr. Gage was elected a director of the Company in 1986. He is also a director of Fingerhut Companies, Inc.

  GARNETT L. KEITH, JR., age 59; Vice Chairman of The Prudential Insurance Company of America (an insurance company) since 1984. Mr. Keith was elected a director of the Company in 1984. He is also a director of Pan-Holding Societe Anonyme.

  RICHARD L. KNOWLTON, age 62; Chairman of the Board of Hormel Foods Corporation (a food manufacturing company) since 1984. From 1979 to 1992 Mr. Knowlton was President and from 1981 to 1992 also served as Chief Executive Officer of that company. He is also a director of ReliaStar Financial Corp, First Bank System, Inc. and a member of the Board of Trustees, Mayo Foundation. Mr. Knowlton was elected a director of the Company in 1994.

  CAROLE F. ST. MARK, age 52; President and Chief Executive Officer of Pitney Bowes Business Services, a division of Pitney Bowes, Inc. (a company engaged in the production and supply of business and business-related products) since 1994. From 1990 to 1994, Ms. St. Mark was President of Pitney Bowes Logistics Systems and Business Services, from 1988 to 1990, she was President of the Business Supplies and Services Division, and from 1985 to 1988 she was Vice President, Corporate Planning & Development of Pitney Bowes, Inc. Ms. St. Mark was elected a director of the Company in 1989.

                            MEETINGS AND COMMITTEES
                           OF THE BOARD OF DIRECTORS

  The Board of Directors held seven meetings during the last full fiscal year of the Company. Each incumbent director attended 75 percent or more of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings held by all Committees on which such director served.

  The Company has an Audit Committee consisting of five directors who are not employees of the Company: Mr. Keith (Chairperson), Mr. D'Agostino, Mr. Heath, Mr. Knowlton and Ms. Perlmutter. Two meetings of the Committee were held during the last fiscal year. The Audit Committee recommends to the full Board of Directors the selection of independent auditors, reviews the activities and reports of the independent auditors, monitors the internal audit controls of the Company, and has such other duties as may be provided by the Board of Directors.

  The Company has an Executive Personnel and Compensation Committee consisting of six directors who are not employees of the Company: Mr. Gage (Chairperson), Mr. Cain, Mr. Hodder, Mr. McCormick, Ms. St. Mark and Mr. Wallin. Three meetings of the Committee were held during the last fiscal year and the Committee also took one action by Unanimous Written Consent. The Committee is responsible for reviewing, approving and reporting to the Board of Directors on
(i) compensation of corporate officers, (ii) adopting and changing major Company compensation programs, and (iii) election recommendations for corporate officers and succession planning. The Committee also grants stock options, stock appreciation rights, and awards under the Company's Executive Incentive Bonus Plan, Long-Term Incentive Plan, 1993 Stock Plan, and the Annual Cash Bonus Plan for Designated Corporate Officers.

  The Company has a Director Affairs Committee consisting of six members of the Board of Directors: Mr. Hodder (Chairperson), Mr. Heath, Ms. Perlmutter, Ms. St. Mark, Mr. Wallin and Mr. Wright. The Committee met two times during the last fiscal year. The Committee is responsible for recommending to the Board of Directors (i) nominees for election to the Board of Directors of the Company, and (ii) policies and procedures for the Board of Directors. The Committee considers candidates for Board membership suggested by directors, officers, or stockholders of the Company and makes an evaluation of each candidate. Stockholders may suggest candidates for consideration by the Committee by submitting the candidate's name to the Secretary of the Company. Any stockholder wishing to nominate a candidate to be considered by the Committee must furnish a certificate of nomination signed by the stockholder setting forth the name, address and qualifications of the nominee and the nominee's written consent to be named in the proxy statement and to serve as a director if nominated and elected. To be considered by the Committee, any certificate of nomination for nominees to be elected at the 1996 Annual Meeting of Stockholders must be received by the Company on or before April 28, 1996. The Committee will evaluate each candidate and make its recommendation to the full Board of Directors.

  Stockholders may nominate persons for election to the Board of Directors, at an annual meeting of stockholders, by timely notice in proper written form to the Secretary of the Company. The Company's Bylaws provide that to be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. To be in proper form, the stockholder's notice shall set forth in writing (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including, without limitation, such person's written consent to be named in the proxy statement as a nominee and to serving as a director if elected; and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner, and (ii) the class and number of shares of the Company that are owned beneficially and of record by such stockholder and such beneficial owner. However, in the event that the number of directors to be elected to the Board of Directors of the Company is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Company at least 70 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company. "Public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the Commission pursuant to Sections 13, 14, or 15(d) of the Exchange Act.

                           COMPENSATION OF DIRECTORS

  Directors who are employees of the Company or one of its subsidiaries do not receive additional remuneration as directors. Directors who are not employees receive directors' retainer fees as follows: a retainer of $20,000 per year plus $1,300 for each Board meeting attended and $700 for each Committee meeting attended. Committee chairpersons receive an additional $300 for each Committee meeting attended, and an additional annual retainer in the following amounts:
Audit Committee: $2,000; Executive Personnel and Compensation Committee:
$3,000; and Finance and Director Affairs Committees: $1,000.

  Non-employee directors may elect to defer payment of their directors' fees under a Deferred Compensation Plan, until they no longer serve as a director; the accrued amounts in each account are credited quarterly with eleven percent per annum simple interest until payment is made from the plan. In addition, directors may elect to defer payment of their directors' fees under the Company's Executive Deferred Compensation Plans; depending on the date the election to defer was made, amounts deferred under such plans accrue interest at either four percent over the average rate for the twelve months preceding the beginning of each plan year of Moody's Corporate Bond Yield Average-Monthly Average Corporates as published by Moody's Investors Service, Inc., or 120% of the ten year rolling average of ten year U. S. Treasury Notes.

  Under the Company's 1983 Employee Stock Option Plan, each non-employee director serving on the Board of Directors on June 30, 1992 was granted an option on that date to purchase 3,000 shares of Common Stock and each non-employee director first elected or appointed to the Board of Directors after June 30, 1992 and during the term of the plan will be granted, as of the date of such election or appointment, an option to purchase 3,000 shares of Common Stock. Accordingly, if elected to the Board, Mr. Lillis will receive an option to purchase 3,000 shares of Company Common Stock on June 28, 1995. After the initial grant to each non-employee director, each such director will be granted during the term of the plan, as of each even-numbered anniversary of the date of such initial grant to such director, if such director's term of office continues after such anniversary date, an option to purchase 3,000 shares of Common Stock. All options granted or to be granted to non-employee directors have an exercise price equal to the fair market value of the shares on the date of grant, and become exercisable in installments over a period of three years from the date of grant.

  The Directors' Retirement Program provides that non-employee directors, who have served at least four years, will receive an annual retirement fee equal to the annual Board retainer fee in effect on the retirement date. This fee will be payable for the number of years of a director's Board service, not to exceed ten years. Payments will commence when the director leaves the Board or reaches age 55, whichever is later. The Program also provides that non-employee directors who leave the Board for any reason following a Change of Control of the Company will receive an annual fee equal to the annual retainer fee for active directors on the date of leaving; the annual fee is payable for the lesser of the number of years of Board service as a non-employee director or ten years, but not less than four years. A former director participating in the Retirement Program must be available to management for consultation services and not engage in any activity directly competitive to the Company's business.

                       COMPENSATION OF EXECUTIVE OFFICERS

  The following table sets forth information concerning compensation for services in all capacities to the Company and its subsidiaries for each of the last three fiscal years of the Company's Chief Executive Officer and the other four most highly compensated executive officers in fiscal 1995.

                           SUMMARY COMPENSATION TABLE

                                                              LONG TERM
                                 ANNUAL COMPENSATION     COMPENSATION AWARDS
                              ------------------------- ------------------------
                                                 OTHER                SECURITIES   ALL
         NAME                                   ANNUAL  RESTRICTED    UNDERLYING  OTHER
          AND                                   COMPEN-   STOCK        OPTIONS/  COMPEN-
       PRINCIPAL               SALARY   BONUS   SATION    AWARDS         SARS    SATION
       POSITION          YEAR   ($)      ($)      ($)   ($)(1)(2)       (#)(5)   ($)(6)
       ---------         ---- -------- -------- ------- ----------    ---------- -------
MICHAEL W. WRIGHT        1995 $780,000 $      0 $ 7,292 $        0      50,000   $6,120
Chairman, President and  1994  675,000  801,900   9,433          0      42,792    5,846
Chief Executive Officer  1993  675,000  810,000  11,102  1,088,438(3)   29,558    3,492
LAURENCE L. ANDERSON     1995  387,000   19,350   2,569    321,250(4)   25,000    6,120
Executive Vice           1994  365,000  352,737  13,593          0      20,629    5,846
President                1993  299,877  258,222   6,614    342,656(3)   59,550    3,492
PHILLIP A. DABILL        1995  338,000   16,900   1,633          0      18,750    6,120
Executive Vice           1994  325,000  305,825   8,097          0      15,000    5,846
President                1993  287,154  238,848   5,722    342,656(3)   29,196    3,492
JEFFREY C. GIRARD        1995  340,000   17,000   1,872          0      18,750    6,120
Executive Vice           1994  325,000  309,075   8,775          0      17,250    5,846
President and Chief      1993  287,154  238,848   4,583    338,625(3)   17,250    3,492
Financial Officer
JEFFREY NODDLE           1995  327,003   16,350   4,443          0      18,750    6,120
Executive Vice           1994  310,000  294,810   8,705          0      15,000    5,846
President                1993  275,462  228,687   5,152    330,563(3)   27,217    3,492

--------
(1) As of February 25, 1995, the number and fair market value of all shares of restricted stock held by the named officers were as follows: for Mr.
    Wright: 16,875 shares, $435,586; for Mr. Anderson: 15,313 shares, $395,267;
    for Mr. Dabill: 5,313 shares, $137,193; for Mr. Girard: 5,250 shares, $135,516; for Mr. Noddle: 5,125 shares, $132,289.
(2) For the purposes of this table, shares are valued based on the closing price of the Company's Common Stock on the date of grant. Dividends are paid on all shares of restricted stock.

(3) The amounts reflected for fiscal 1993 represent the value of shares of restricted stock earned under the Long-Term Incentive Plan based on the achievement of a designated level of return on equity for the two year period ended February 27, 1993. The number of shares awarded in 1993 was:
    33,750 shares for Mr. Wright; 10,625 shares for Mr. Anderson; 10,625 shares for Mr. Dabill; 10,500 shares for Mr. Girard and 10,250 shares for Mr. Noddle. One-half of such shares vested and restrictions were removed on each of February 28, 1994 and February 28, 1995.
(4) In fiscal 1995, Mr. Anderson received a special award of 10,000 shares of restricted stock.
(5) For fiscal 1993, all options granted to Mr. Wright, 23,050 options granted to Mr. Anderson, 14,857 options granted to Mr. Dabill and 12,717 options granted to Mr. Noddle were restoration options (also referred to as "reload" options). A limited stock appreciation right has been granted in tandem with each option reported in the table. Each such right is exercisable for cash in lieu of such option only upon a Change of Control.
(6) Amounts of All Other Compensation are the amounts contributed during the fiscal year by the Company under the Pre-Tax Savings and Profit Sharing
    (401k) Plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

  The following table provides information on grants of stock options and stock appreciation rights for fiscal 1995 to the named executive officers.

                                       INDIVIDUAL GRANTS
                         ----------------------------------------------      POTENTIAL
                                                                        REALIZABLE VALUE AT
                                                                          ASSUMED ANNUAL
                          NUMBER OF    PERCENT OF                         RATES OF STOCK
                          SECURITIES     TOTAL                          PRICE APPRECIATION
                          UNDERLYING  OPTIONS/SARS EXERCISE               FOR OPTION TERM    PRIOR COLUMNS
                         OPTIONS/SARS  GRANTED TO  OR BASE                    ($)(2)        ANNUALIZED(2)(3)
                           GRANTED    EMPLOYEES IN   PRICE   EXPIRATION ------------------- ----------------
          NAME              (#)(1)    FISCAL YEAR  ($/SHARE)    DATE       5%       10%       5%      10%
          ----           ------------ ------------ --------  ---------- -------- ---------- ------- --------
Michael W. Wright.......    50,000        5.7%     $31.125    6/27/04   $978,717 $2,480,262 $97,872 $248,025
Laurence L. Anderson....    25,000        2.9%     $32.50     4/11/04    510,977  1,294,916  51,098  129,492
Phillip A. Dabill.......    18,750        2.1%     $32.50     4/11/04    383,233    971,187  38,323   97,119
Jeffrey C. Girard.......    18,750        2.1%     $32.50     4/11/04    383,233    971,187  38,323   97,119
Jeffrey Noddle..........    18,750        2.1%     $32.50     4/11/04    383,233    971,187  38,323   97,119


Total potential realizable value for the five officers who received stock option grants is $2,639,393 and $6,688,739, respectively, under the 5% and 10% stock price growth assumptions. The term of all grants shown in the table is 10 years. Assuming 5% and 10% stock price growth over a period of 10 years commencing April 13, 1994, the increase in total stockholder value from stock price appreciation alone for all shares outstanding on that date would be $1,472,885,960 and $3,732,656,200, respectively.

-------
(1) 20% of all options are exercisable upon grant and an additional 20% become exercisable on each of the next four anniversary dates of grant, except that all options become fully exercisable upon a Change of Control. The exercise price may be paid by delivery of already-owned shares, and tax withholding obligations related to exercise may be paid by delivery of already-owned shares or offset of the underlying shares. A "restoration" option (also referred to as a "reload" option) may be granted when the payment of the exercise price of another option (the "Base Option") is made by delivery of the Company's Common Stock; each restoration option is for the number of shares of Common Stock tendered as payment for the exercise price and withheld for tax purposes, upon exercise of the Base Option. The exercise price of each restoration option is the fair market value of the Company's Common Stock on the date of grant. Each restoration option is exercisable in full on the date of grant, and will expire on the same date as the Base Option. All options reported in the table are entitled to restoration options. A limited stock appreciation right has been granted in tandem with each option reported in the table, and is exercisable for cash in lieu of such option only upon a Change of Control.
(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved.
(3) Computed by dividing potential realizable value at the assumed annual rates of stock price appreciation by the term of the option.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

  The following table provides information on option exercises in fiscal 1995 by the named executive officers and the value of such officers' unexercised options/SARs at fiscal year end (February 25, 1995).

                                                    NUMBER OF SECURITIES
                          SHARES                   UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-
                         ACQUIRED                  OPTIONS/SARS AT FISCAL   THE-MONEY OPTIONS/SARS AT
                            ON                          YEAR-END (#)           FISCAL YEAR-END ($)
                         EXERCISE      VALUE      ------------------------- -------------------------
        NAME               (#)    REALIZED ($)(1) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
        ----             -------- --------------- ----------- ------------- ----------- -------------
Michael W. Wright.......   778        $6,251        222,268      65,676      $298,172          0
Laurence L. Anderson....     0           --          81,776      49,278        13,495          0
Phillip A. Dabill.......     0           --          66,384      31,475        36,017          0
Jeffrey C. Girard.......     0           --          59,800      35,700            63          0
Jeffrey Noddle..........     0           --          73,117      33,775        33,528          0

--------
(1) The value received is in the form of stock ownership as none of such shares acquired upon exercise by the named executive officer have been sold.

              LONG TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

                         NUMBER OF SHARES, UNITS       PERFORMANCE OR OTHER
NAME                       OR OTHER RIGHTS(1)    PERIOD UNTIL MATURATION OR PAYOUT
----                     ----------------------- ---------------------------------
Michael W. Wright.......         18,615                       3 years
Laurence L. Anderson ...          7,422                       3 years
Phillip A. Dabill.......          6,483                       3 years
Jeffrey C. Girard ......          6,522                       3 years
Jeffrey Noddle .........          6,252                       3 years

--------
(1) Awards are of stock units, each of which represents the right to receive one share of restricted stock upon achievement of specified performance objectives. Stock units will be converted to restricted stock based on the Company's total cumulative return to stockholders ("TSR") for the three year period consisting of fiscal 1995, 1996 and 1997 compared to the TSR of the twelve company peer group identified on page 18 ("Peer Group"). No stock units will be converted to restricted stock if the Company ranks below the median of the Peer Group based on TSR; 50% of the stock units would be earned if the Company ranks at the median; 100% of the stock units would be earned if the Company ranks at the 75th percentile and 150% of the stock units would be earned if the Company ranks at the 100th percentile (i.e., the highest ranking) relative to the Peer Group based on TSR. If the Company ranks between the above levels, the percent of stock units converting to restricted stock will be extrapolated accordingly. Shares of restricted stock issued upon conversion of stock units would vest at the end of fiscal 1998 provided the named officer continues in the employ of the Company. No dividends are paid on stock units. Dividends are paid on all shares of restricted stock that are issued.

                                 PENSION PLANS

  The following table sets forth various estimated maximum annual benefits which would become payable upon retirement at age 65 under the combination of the Company's tax-qualified defined benefit retirement plan, the Non-qualified Supplemental Executive Retirement Plan (or, if applicable, the Excess Benefits
Plan) maintained for certain highly compensated employees, and the "Retirement Benefit Plan Account" of the Company's deferred compensation plans, to participants in the final average pay and years of credited service categories indicated. The table does not reflect the $120,000 per year limitation on annual benefits payable from the plans imposed by Section 415 of the Code, nor the $150,000 per year limitation on compensation included in final annual average pay imposed by Section 401(a)(17) of the Code; the Company's Non-qualified Supplemental Executive Retirement Plan and Excess Benefits Plan allow payment of additional benefits so that retiring employees may receive, in the aggregate, the benefits they would have been entitled to receive had such Code Sections not imposed maximum limitations.

                                          YEARS OF SERVICE(1)
        FINAL ANNUAL        ---------------------------------------------------------------
       AVERAGE PAY(2)          15               20               25               30
       --------------       --------         --------         --------         --------
         $  250,000         $ 55,875         $ 74,500         $ 93,125         $111,750
            450,000          103,875          138,500          173,125          207,750
            650,000          151,875          202,500          253,125          303,750
            850,000          199,875          266,500          333,125          399,750
          1,350,000          319,875          423,500          526,125          625,750
          1,800,000          427,875          567,500          705,125          841,750

--------
(1) The above calculations of annual benefits estimated to be payable upon normal retirement are computed using the straight-life annuity method and are necessarily based upon certain assumptions, including (a) that the employee remains in the employ of the Company or a subsidiary until the normal retirement age of 65 (although retirement is permitted at age 62 without benefit reduction because of age); and (b) that the Company's present retirement plans remain in force until the retirement date. Benefits under such plans are not reduced by the participant's Social Security benefit.
(2) Includes salary and bonus.

  As to each of the individuals named in the Summary Compensation Table above, their final annual average pay and credited years of service under the plans as of February 25, 1995 were as follows: Mr. Wright: $1,298,050, 18 years; Mr.
Anderson: $547,354, 20.3 years; Mr. Dabill: $505,440, 32.6 years; Mr. Girard:
$545,509, 4.5 years; and Mr. Noddle: $486,780, 18.8 years.

                             SEVERANCE AGREEMENTS,
                         CHANGE-IN-CONTROL ARRANGEMENTS
                            AND EMPLOYMENT AGREEMENT

  The Company has entered into change of control severance agreements (the "Severance Agreements") with officers of the Company, including those identified in the Summary Compensation Table above. The Severance Agreements provide that, if, within two years after a Change of Control (as defined therein), the Company terminates the individual's employment other than for Cause (as defined therein) or disability, or the individual terminates his or her employment for Good Reason (as defined therein), then the individual will be entitled to a lump-sum cash payment equal to (1) a multiple of one, two or three times the individual's annual base salary, plus (2) a multiple of one, two or three times his or her average annual bonus for the three fiscal years immediately preceding the date of termination. Such multiple is three for Mr. Wright; two for Mr. Anderson, Mr. Dabill, Mr. Girard and Mr. Noddle; and one or two for all other officers of the Company. Each individual would also receive his or her salary through the date of termination, all other amounts owed to the individual at the date of termination under the Company's benefit plans, and a lump-sum retirement benefit equal to the difference between (a) the actuarial equivalent of the benefit the individual would receive under the Company's retirement plans if he or she remained employed by the Company at the compensation level provided by the Severance Agreement for a one, two or three year period following the date of termination, and (b) the actuarial equivalent of the benefit to which the individual is otherwise then entitled under the Company's retirement plans. In addition, under such circumstances, the individual will be entitled to continued medical coverage, including family coverage, for a one, two or three year period after the date of termination. Mr. Wright's Severance Agreement provides that any termination by him during the 30-day period immediately after the six-month anniversary of the Change of Control will be considered to be for Good Reason. The Severance Agreements contain provisions designed to deal with the golden parachute tax rules. These provisions would decrease the severance benefits owed to the individual, but only if the result is to give the individual a larger after-tax benefit than if the payments are not reduced. The individual is permitted to elect which payments would be reduced.

  Certain of the Company's benefit plans and related agreements contain provisions intended to preserve the economic benefits conferred thereby in the event of a Change of Control (as defined in such plans or agreements). Outstanding stock options, as well as performance shares and restricted stock awards, become fully vested upon a Change of Control. Outstanding stock appreciation rights also become exercisable upon a Change of Control, allowing the holder to receive cash instead of exercising the related stock option. Amounts payable under the Executive Deferred Compensation Plans are to be maintained following a Change of Control and may be increased by 130% to deal with the golden parachute tax rules. The Company's retirement plans provide for full vesting if employment terminates under specified circumstances following a Change of Control, and preserve any excess plan assets for five years following a Change of Control for the benefit of plan participants at the time of a Change of Control.

  The Company has established an irrevocable grantor trust under which the Company may set aside funds in the future at the Board of Directors' discretion (except that if a Change of Control, as defined therein, occurs with respect to the Company, such setting aside of funds shall occur automatically) to satisfy the Company's obligations under certain of its retirement, deferred compensation and other benefit plans. The participants in those plans do not have any preferred claim on the trust assets, which remain subject to the claims of the Company's creditors. If any funds set aside in the trust are insufficient to pay amounts due to beneficiaries of the trust, then the Company will be liable for those amounts.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. Gage, Hodder, McCormick, Cain, Wallin and Ms. St. Mark served on the Executive Personnel and Compensation Committee during fiscal 1995.

  Mr. Gage and certain family members, as trustees for revocable trusts, are general partners, among others, of Carlson Real Estate Company, a limited partnership which leases a retail supermarket in Shakopee, Minnesota, to the Company for a term ending in 2008, with options to renew. The annual rental is $199,000, increasing to $224,000 in 1998 and $232,000 in 2003, which the
Company believes to be a fair market rental. The leased premises are subleased by the Company to an independent retail supermarket operator.

                         REPORT OF EXECUTIVE PERSONNEL
                           AND COMPENSATION COMMITTEE

  The Executive Personnel and Compensation Committee of the Board of Directors (the "Committee"), composed entirely of independent non-employee directors, has implemented a comprehensive Executive Compensation Program within the Company. The Committee has structured this program to serve the interests of stockholders by providing compensation to executive officers in direct proportion to their responsibilities and efforts as these impact the objectives of the Company. The program consists of both cash and stock elements, with the majority of executive officers' total compensation value in the form of variable compensation tied to Company performance and stock price performance.

  The Company's Executive Compensation Program is based on the following principles:

  1. The program will enable the Company to attract, retain and motivate the key executives necessary for the Company's current and long-term success.

  2. Compensation plans are designed to support the Company's long range business strategy.

  3. Executive compensation is linked to corporate performance and attainment of designated strategic objectives.

  4. A significant portion of executive gain is tied to the enhancement of stockholder value.

  5. The Committee exercises independent judgment and approval authority with respect to the Executive Compensation Program and the awards made under the Program.

  The structure of the Company's Executive Compensation Program is based on a market comparison of compensation for equivalent positions in industries from which the Company draws executive talent as well as a position evaluation designed to achieve internal equity based on job responsibility. The Company's primary market comparison for compensation is the 12 companies comprising the composite peer group for the comparative performance graph on page 18 plus three additional non-grocery distribution companies, all adjusted for size based primarily on market capitalization (collectively the "Compensation Peer Group"). The Company engaged outside consulting firms to perform this market comparison in each of the past three years. The market comparison performed in 1991 was the basis for designing the Company's current compensation structure, which has a mix of fixed to variable compensation and short-term to long-term incentive potential approximating the mix within the Compensation Peer Group. The 1992, 1993 and 1994 market comparisons were performed to ensure that the target dollar values of the various plan components as well as targeted total compensation approximated those within the Compensation Peer Group. In addition to a review of compensation plan design and compensation levels relative to the Compensation Peer Group, the Committee also reviews the Company's performance on a number of key financial measures relative to the Compensation Peer Group plus selected other industry companies.

  The variable compensation components of the program are designed so that executives' total compensation will be above that of the Compensation Peer Group when Company performance is superior, and below that of the Compensation Peer Group when performance is below industry norms. This fluctuation in compensation value is increased by the substantial use of stock in the program (as described in more detail in the remainder of this report), so that total compensation will significantly increase or decrease in direct relation to increases or decreases in the price of the Company's stock.

  The application of the above stated principles is described in the following sections which summarize the major components of the Company's Executive Compensation Program, including factors and criteria upon which compensation was awarded to the Company's Chief Executive Officer for fiscal 1995.

BASE SALARIES

  The base salary levels for executive officers are determined from a position evaluation process designed to achieve internal equity based on job responsibility, and by reference to base salary levels in industries from which the Company draws executive talent as analyzed by an outside compensation consulting firm. The Company's salary structure is based on the median salary levels of companies in these industries which are similar in size to the Company. Actual salaries may be set above or below this median depending on individual job performance and experience.

  The Committee annually reviews and approves all salary increases for executive officers other than the CEO. Increases for these executives are proposed to the Committee by the CEO based on financial results and a qualitative assessment of performance. After discussion, the Committee makes a final determination of any salary increases.

  The Chairman of the Committee conducts an annual formal performance evaluation of the CEO based on written input from all Board members. The following factors are considered in this performance evaluation: financial results, strategic planning, leadership, customer service, succession planning, human resource management/EEO, communications, external relations and Board interface. Salary adjustments for the CEO are currently made every other year. In fiscal 1995, Mr. Wright's base salary was increased $105,000 from $675,000 to $780,000. This was the first increase in his base salary since June 1992 and reflects the expanded scope of the position due to the acquisition and successful merger of Wetterau Incorporated in late 1992, as well as the record earnings performance for the 1994 fiscal year.

ANNUAL INCENTIVE

  All of the Company's executive officers are eligible to receive an annual cash bonus designed to motivate these executives to meet or exceed individual and financial goals which support the Company's business plans as these are translated into annual performance measures. Specifically, the annual bonus plan for executive officers is designed to stimulate and reward growth in Company earnings. The Committee assigns eligible executives target bonus levels which approximate the bonus opportunity for comparable positions within the Compensation Peer Group. Among executive officers, these range from 20% of annual base salary to 60% of annual base salary for the CEO. These target bonus levels have been in effect for several years, and normally change only when an individual enters a new position. Ninety percent of this award potential (100% in the case of the CEO) is tied to the Company's net profit performance. The remaining ten percent for executives other than the CEO is based on a subjective evaluation of performance relative to personal objectives. Bonus payments increase, and can go above target levels, as net profit growth meets and exceeds the annual rate of profit growth targeted by the Board in advance of the fiscal year. In no event can the amount paid as annual incentive bonus exceed two times the target bonus level of the position.

  For fiscal 1995, all bonuses to the five named executive officers were paid under the Annual Cash Bonus Plan for Designated Corporate Officers which was administered by the Committee. This Plan, as approved by stockholders, is intended to qualify compensation paid thereunder as "qualified performance based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), so that the Company may claim federal income tax deductions for payments made under the Plan. For fiscal 1995, the only bonus awards paid under this Plan are shown in the "Bonus" column of the Summary Compensation Table on page 8.

LONG-TERM INCENTIVE COMPENSATION

  The Company has implemented, with stockholder approval, a Long-Term Incentive Plan and Stock Option Plans. Together, these plans tie a significant portion of the executives' total compensation to long term results. The Executive Compensation Program is structured so that the overall value of the long term incentive potential approximates that of the Compensation Peer Group. The Committee has structured these long term plans so that there is approximately equal value between the awards under the Long-Term Incentive Plan and the grants under the Stock Option Plans.

  Long-Term Incentive Plan. The Plan empowers the Committee to select Plan participants, approve awards under the Plan, and in general, interpret and administer the Plan. In fiscal 1995, the Committee granted executive officers and division presidents performance shares with a value equal to a fixed percent of the participant's base salary plus target annual bonus. These percentages are set at a level which is expected to produce a value, when combined with the value of stock options, approximately equal to the long term compensation potential of the Compensation Peer Group. Awards under the Plan cover the three-year period consisting of fiscal 1995-fiscal 1997. For corporate officers, half of any award depends on annual performance for each of the three years in the three year period relative to a return on invested capital objective. The other half of the award potential is dependent on the Company's total stockholder return performance for the entire three year period relative to the group of companies comprising the performance graph peer group on page 18. This design aligns more of the executives' compensation with stockholder return, specifically as this stockholder return relates to the peer group disclosed in the proxy statement. Award value is dependent on both corporate ROIC performance and total shareholder return (which determines the number of shares earned) and stock price (which determines the value of the shares earned). If an award is earned, performance shares are converted to restricted stock with a one to two year requirement of further employment, so that termination before the restrictions lapse, or a decrease in the stock price, will result in forfeiture of the award or diminishment in its value. This provides a continuing incentive for executives to remain with the Company and focus on stockholder value after the award has actually been earned. The Committee determined minimum, target and maximum payout amounts for each participant based on fiscal 1995 corporate ROIC performance for officers, and corporate ROIC and division return on capital employed ("ROCE") performance for division presidents. Application of the criteria set forth in the awards under the Plan for fiscal 1995 resulted in Division Presidents earning an aggregate of 22,653 shares of restricted stock based on division performance criteria. No restricted shares were earned by corporate officers for fiscal 1995.

  Stock Option Plans. The Committee believes that executive gain tied to stock price appreciation is the most effective way of aligning executive and stockholder interests. The Company historically has utilized stock options to accomplish this objective, but in 1992 also established stock ownership targets for executive officers. These two programs together cause executives to view themselves as owners with a meaningful equity stake in the business over the long term.

  Under the Company's stock option plans, the Committee grants stock options to key employees. The Committee has established grant guidelines intended to produce a value which, when combined with the value of Long-Term Incentive Plan awards, approximately equals the long term compensation potential of the Compensation Peer Group. The Committee also considers subjective factors in determining grant size; grants are not automatically tied to a formula or the optionee's position in the Company. Poor corporate, division or individual performance will impact the size of an optionee's grant. In addition, current ownership of stock is a consideration in the size of option grants for officers and division presidents. That is, minimal ownership can result in future grants being reduced in size. Based on the stock grant guidelines and the subjective factors described above, grant recommendations are developed, reviewed by the CEO and presented to the Committee for final approval.

  The Committee awarded Mr. Wright grants of stock options in fiscal 1995 which were based on the criteria described above and the performance review process described in the section on base salary.

  Stock options are designed to align executive gain with stockholder gain, and for that reason options are granted with an exercise price equal to the market price of the Company's stock on the date of grant. To maintain executives' carried interest in Company stock, the Company implemented in 1992, following stockholder approval, a restoration stock option program (commonly referred to as a reload option program) which provides that stock surrendered to exercise an option would be replaced with a new option grant exercisable at the then current market price for the remainder of the option term.

  Restricted Stock. In fiscal 1995, the Committee approved special awards of restricted shares to two executive officers in recognition of their exceptional performance in the management and transition of Wetterau operations to those of the Company. Each of the restricted stock awards vests over a designated period of time from the date of grant provided the officer remains in the employ of the Company.

STOCK OWNERSHIP GUIDELINES

  Stock ownership guidelines for executive officers were established in 1992 so that these executives would face the same downside risk, in addition to upside potential, as stockholders experience. Executives are expected to show significant progress toward reaching these ownership goals. The goal for the Chief Executive Officer is six times annual base salary excluding vested and unexercised stock options. Mr. Wright currently exceeds the ownership goal for the CEO.

POLICY REGARDING TAX DEDUCTION FOR COMPENSATION UNDER INTERNAL REVENUE CODE
SECTION 162(M)

  Section 162(m) of the Internal Revenue Code prohibits the Company from deducting executive compensation in excess of $1 million for the five executive officers named in the Summary Compensation Table, unless certain conditions are met. Last year, the Company proposed and the stockholders approved, an annual incentive plan which met the required conditions and preserved the tax deductions for compensation paid under the plan. The Committee will make every reasonable effort to continue to preserve this tax deduction consistent with the Executive Compensation Program principles stated at the beginning of this report.

CONCLUSION

  The Committee believes that the caliber and motivation of executive management is fundamentally important to the Company's performance. The Committee plays a very active role in ensuring that the compensation principles stated previously are being met by the Company's compensation plans. Independent compensation consultants have assisted the Committee in designing these plans, assessing the effectiveness of the overall program, and comparing the value of these programs and the Company's performance to relevant peer companies. Program value is reviewed by individual component and in the aggregate, with special attention given to the mix of fixed and variable compensation, and short-term and long-term award potential. At the top executive levels of the Company, 55-65 percent of total compensation is variable in nature (that is, dependent on performance results) with the majority of such variable compensation tied to long term performance. Both stock price appreciation and financial factors related to this appreciation, such as earnings growth (in the annual bonus plan) and return on invested capital (in the Long-Term Incentive Plan) determine the variable compensation. This is intended to result in total compensation being above industry averages when performance is superior, and being below competitive levels when performance is below expected levels or the Company stock fails to appreciate. The Committee believes that the Executive Compensation Program has been a substantial contributor toward motivating executives to focus on the creation of stockholder value.

Respectfully submitted,

Edwin C. Gage, Chairman                   Richard D. McCormick
Herman Cain                               Carole F. St. Mark
William A. Hodder                         Winston R. Wallin

                               PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return on the Company's Common Stock for the last five fiscal years with that of the S&P 500 Stock Index and a group of peer companies in the wholesale and retail grocery industries (assuming the investment of $100 in each vehicle on February 28, 1990 and the reinvestment of all dividends on a quarterly basis). The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
        SUPERVALU INC., S&P 500 STOCK INDEX AND COMPOSITE PEER GROUP(1)




                    [STOCK PERFORMANCE GRAPH APPEARS HERE]

                1990          1991           1992           1993           1994           1995
                ----         ------         ------         ------         ------         ------
SUPERVALU       100           96.51         100.55         128.65         151.23         108.82
S&P 500         100          114.57         132.86         146.93         159.08         170.70
Peer Group      100          118.37         115.36         121.73         117.06         112.07

(1) The composite peer group is comprised of the following food wholesalers and food retailers: Albertson's, Inc., American Stores Company, Fleming Companies, Inc., Food Lion, Inc., Great Atlantic & Pacific Tea, The Kroger Company, Nash Finch Company, Richfood Holdings Inc., Safeway Inc., Super Food Services, Inc., Super Rite Foods and The Vons Companies, Inc. The returns of the peer group companies were weighted based on their respective market capitalization and on the relative percentage of the Company's operating profit realized from wholesale and retail food operations (excluding restructuring charges) for each year. The performance graph indicates results calculated to the last business day in February each year.

           PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS
                                    (ITEM 2)

  The Board of Directors, upon recommendation of its Audit Committee, has appointed Deloitte & Touche LLP to audit the books and accounts of the Company and its subsidiaries for the fiscal year ending February 24, 1996 and is seeking the ratification of this appointment by the stockholders.

  A partner of Deloitte & Touche LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

                              STOCKHOLDER PROPOSAL
                                    (ITEM 3)

  A stockholder (name and address and Common Stock holdings of proponent will be supplied upon oral or written request to the Secretary of the Corporation) has submitted the following proposal for action at the Annual Meeting.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

Stockholder Proposal

  RESOLVED: That the stockholders of SUPERVALU INC. (the "Company" or "SUPERVALU") request the Board of Directors to redeem the preferred share purchase rights issued in 1989 unless such issuance is approved by the affirmative vote of a majority of the outstanding shares at a meeting of the stockholders to be held as soon as may be practicable.

Supporting Statement of the Stockholder

  On April 12, 1989 the Board of Directors of SUPERVALU declared, without stockholder approval, a dividend of preferred share purchase rights ("rights"). We strongly believe that such rights are a type of anti-takeover device, commonly known as a poison pill, which injures stockholders by reducing management accountability and adversely affecting stockholder value.

  The stockholders of the Company believe the terms of the rights are designed to discourage or thwart an unwanted takeover of the Company. While management and the Board of Directors should have appropriate tools to ensure that all stockholders benefit from any proposal to acquire the Company, the stockholders do not believe that the future possibility of a takeover justifies unilateral implementation of such a poison pill.

  Rather, we believe that it is the stockholders who should have the right to vote on the necessity of such a powerful tool which could be used to entrench existing management. Rights plans like the Company's have become increasingly unpopular in recent years.

  The negative effects of poison pill rights plans on the trading value of companies' stock have been the subject of extensive research. A 1986 study (covering 245 companies adopting poison pills between 1983 and July 1986) by the Office of the Chief Economist of the U.S. Securities and Exchange Commission on the effect of poison pills on the wealth of target stockholders states that "empirical tests, taken together, show that poison pills are harmful to target stockholders, on net." Another, more recent study by Professor Michael Ryngaert published in 1988 (covering 380 companies adopting poison pills in the period 1982-1986) singled out rights plans such as the one authorized by the Company for their negative effect on stockholder value.

  At SUPERVALU's 1994 Annual Meeting of Stockholders, over 59% of the voting shares approved a similar stockholder proposal. Nevertheless, SUPERVALU rejected this majority opinion by subsequently failing to implement the proposal.

  We believe that a substantial number of stockholders continue to support the elimination of SUPERVALU's poison pill, or at the very least, the opportunity for stockholders to vote on such an important corporate governance practice that can have a significantly adverse impact stockholder value.

  It is our continuing belief that the Company's unilateral and undeniably undemocratic adoption of a rights plan is unjustified and that the continued existence of such plan is not in the best interest of stockholders. We therefore resubmit this stockholder proposal and request for the second time that SUPERVALU either redeem or put to a stockholder vote the preferred stock purchase rights.

                    WE URGE YOU TO VOTE FOR THIS RESOLUTION

                               ----------------

Company's Statement in Opposition to Proposal

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL FOR THE FOLLOWING REASONS:

  The Preferred Share Purchase Rights Plan (the "Rights Plan") was adopted by the Board of Directors in 1989 to protect the Company's stockholders against certain abusive takeover practices prevalent in the marketplace and to ensure that all stockholders are treated fairly and equally. The overriding objective of the Board of Directors in adopting the Rights Plan was, and continues to be, the preservation and maximization of the Company's value for all stockholders.

  The Board believes that the Rights Plan is a sound and reasonable means of protecting against unfair and abusive takeover practices and is both appropriately within its discretion and an essential exercise of its fiduciary obligations to the stockholders. The Board also believes that many stockholders have come to recognize the effectiveness of these plans in protecting and enhancing value for all stockholders.

  The Rights Plan does not preclude a prospective bidder from making an offer for the Company. Moreover, the Rights Plan is not intended to prevent a takeover of the Company nor would it do so. The Rights Plan is intended to give the Board sufficient time, if presented with an offer to acquire the Company, to evaluate the offer and any possible alternatives and to take those steps that the Board believes would be necessary to maximize the value that can be achieved for all stockholders.

  The Rights Plan is designed to encourage any prospective bidder for the Company to negotiate with the Company's Board. The Board believes that its ability to negotiate effectively with a potential acquiror on behalf of all stockholders is significantly greater than that of the stockholders individually. A bidder who chooses to bypass the Board is pursuing his own interests and is not concerned with the interests of the other stockholders. In this regard, it is important to remember that hostile acquirors are interested in buying a company as cheaply as they can. Without the Rights Plan, the Company could find itself negotiating with the acquiror from a defensive posture rather than at arm's-length. While a bidder may make an offer for the Company's stock which is in excess of the stock's current market price, without such negotiations the premium offered may not reflect the long-term value of the Company.

  The Board strongly disagrees with the view that rights plans deter legitimate acquisition proposals from being made or depress the price of the stock of corporations adopting them. Since 1986, at least 52 companies which had rights plans have been acquired or were parties to agreements to be acquired, including 37 companies which were acquired after receiving an unsolicited bid. Furthermore, in 31 of the 37 acquisitions of companies with rights plans that were initiated by unsolicited bids, the prices ultimately received by stockholders exceeded the initial bids and did so by an average premium to the initial bid of more than 20%.(1)

  Studies by Georgeson & Company, Inc., a leading investor communications firm, have concluded that "[rights plans] do not prevent takeovers nor do they diminish the value of a company's stock." These studies also indicated that "companies with [rights plans] receive premiums 69% higher in takeover contests than companies without [rights plans]."

  FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.
--------
(1) Based on data obtained from Securities Data Corporation and other industry sources.

               PROPOSALS OF STOCKHOLDERS FOR 1996 ANNUAL MEETING

  All proposals of stockholders intended to be presented at the Company's 1996 Annual Stockholder Meeting pursuant to the Securities Exchange Act of 1934 must be received by the Company at its executive offices on or before January 26, 1996, to be included in the proxy statement for that meeting.

                                 OTHER MATTERS

  The Board of Directors of the Company knows of no other matters which may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their discretion.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          TERESA H. JOHNSON
                                          Secretary

Dated: May 25, 1995

                                      LOGO



                                                                  LOGO
                                                            Printed with soy
                                                             based inks on
                                                                recycled
                                       paper containing at least 10% fibers from
                                                           paper recycled by
                                                               consumers.

--------------------------------------------------------------------------------

================================================================================
--------------------------------------------------------------------------------
                                 SUPERVALU INC.
                             11840 VALLEY VIEW ROAD
                         EDEN PRAIRIE, MINNESOTA 55344

                      1995 ANNUAL MEETING OF STOCKHOLDERS

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

  The undersigned hereby appoints Michael W. Wright and Teresa H. Johnson, and each of them, the undersigned's agent and proxy, with power of substitution to vote as the undersigned's proxy in accordance with the specifications appearing below, and, in their discretion, upon all other matters that may properly come before the Annual Meeting of Stockholders of SUPERVALU INC., a Delaware corporation, to be held on Wednesday, June 28, 1995 at 10:30 a.m., local time, or any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if the undersigned were personally present at said meeting, and hereby revoking all former proxies.

  PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED.

-------------------------------------------------------------------------
COMMENTS/ADDRESS CHANGE: Please mark comment/address box on reverse side.



                                     (CONTINUED AND TO BE SIGNED ON OTHER SIDE.)


-------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 SUPERVALU INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 28, 1995

                         MINNEAPOLIS CONVENTION CENTER
                            1301 SECOND AVENUE SOUTH
                             MINNEAPOLIS, MN 55403

  Free parking for the Annual Meeting of Stockholders is available in the Plaza Parking Ramp and the Orchestra Hall Ramp. Upon entering either ramp, take a parking ticket, sign your name on the back and tell the attendant you are attending SUPERVALU's Annual Meeting.

  A map of the parking facilities is shown on the reverse side of this card.

  The Annual Meeting will begin at 10:30 a.m. in Ballroom A in the Minneapolis Convention Center. Refreshments will be available before and after the Annual Meeting in Ballroom B.

--------------------------------------------------------------------------------
[X] Please mark your votes as this

-------------------------------------------------------------------
   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR
       ELECTION OF DIRECTORS AND FOR THE PROPOSAL IN ITEM 2.
-------------------------------------------------------------------

ITEM 1--ELECTION OF DIRECTORS
NOMINEES: HERMAN CAIN, STEPHEN D'AGOSTINO, CHARLES LILLIS, MICHAEL WRIGHT

    FOR        WITHHELD
    ALL         FOR ALL
    [_]           [_]

TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED.

--------------------------------------------------------------------------------

ITEM 2--PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY

    FOR         AGAINST         ABSTAIN
    [_]           [_]             [_]

--------------------------------------------------------------------------------
  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL IN
                                    ITEM 3.
--------------------------------------------------------------------------------

ITEM 3--STOCKHOLDER PROPOSAL RELATING TO THE COMPANY'S PREFERRED SHARE PURCHASE RIGHTS

    FOR         AGAINST         ABSTAIN
    [_]           [_]             [_]

I PLAN TO ATTEND THE ANNUAL MEETING. NUMBER OF STOCKHOLDERS ATTENDING:______ [_]

COMMENTS/ADDRESS CHANGE
Please mark this box if you have written comments/address change on the      [_]
reverse side.

-------------------------------------------------------------------------------
EVEN IF YOU ARE PLANNING TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND MAIL THE PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.
-------------------------------------------------------------------------------

Date ___________________________________________________________________________

Signature(s) ___________________________________________________________________

--------------------------------------------------------------------------------
PLEASE DATE AND SIGN ABOVE exactly as name appears, indicating, if appropriate, official position or capacity. If co-owners, both should sign.
--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .
  RETURN PROXY CARD IN ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING



 [LOGO OF MINNEAPOLIS CONVENTION CENTER PARKING & SKYWAY SYSTEM APPEARS HERE]

--------------------------------------------------------------------------------

================================================================================
--------------------------------------------------------------------------------
                  SUPERVALU INC. EMPLOYEE STOCK OWNERSHIP PLAN
          CONFIDENTIAL VOTING INSTRUCTIONS TO NORWEST BANK MINNESOTA,
                         NATIONAL ASSOCIATION, TRUSTEE

                                 SUPERVALU INC.
                             11840 VALLEY VIEW ROAD
                         EDEN PRAIRIE, MINNESOTA 55344
                      1995 ANNUAL MEETING OF STOCKHOLDERS
  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. I hereby direct that the voting rights pertaining to the stock of SUPERVALU
INC. held by the SUPERVALU INC. Employee Stock Ownership Plan Trust and allocable to my accounts under the above plan shall be exercised at the 1995 Annual Meeting of Stockholders to be held on Wednesday, June 28, 1995 at 10:30 a.m., local time, or any adjournment or adjournments thereof, in accordance with the specifications appearing below, and in the Trustee's discretion, upon all other matters that may properly come before said Meeting of Stockholders. The undersigned hereby acknowledges receipt of the Proxy Statement for the meeting.

         THIS VOTING INSTRUCTION CARD IS CONTINUED ON THE REVERSE SIDE.
              PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

--------------------------------------------------------------------------------
COMMENTS/ADDRESS CHANGE: Please mark comment/address box on reverse side.


                                     (CONTINUED AND TO BE SIGNED ON OTHER SIDE.)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 SUPERVALU INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 28, 1995

                         MINNEAPOLIS CONVENTION CENTER
                            1301 SECOND AVENUE SOUTH
                             MINNEAPOLIS, MN 55403

  Free parking for the Annual Meeting of Stockholders is available in the Plaza Parking Ramp and the Orchestra Hall Ramp. Upon entering either ramp, take a parking ticket, sign your name on the back and tell the attendant you are attending SUPERVALU's Annual Meeting.

  A map of the parking facilities is shown on the reverse side of this card.

  The Annual Meeting will begin at 10:30 a.m. in Ballroom A in the Minneapolis Convention Center. Refreshments will be available before and after the Annual Meeting in Ballroom B.

--------------------------------------------------------------------------------
[X] Please mark your votes as this

-------------------------------------------------------------------
   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR
       ELECTION OF DIRECTORS AND FOR THE PROPOSAL IN ITEM 2.
-------------------------------------------------------------------

ITEM 1--ELECTION OF DIRECTORS
NOMINEES: HERMAN CAIN, STEPHEN D'AGOSTINO, CHARLES LILLIS, MICHAEL WRIGHT

    FOR        WITHHELD
    ALL         FOR ALL
    [_]           [_]

TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED.

--------------------------------------------------------------------------------

ITEM 2--PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY

    FOR         AGAINST         ABSTAIN
    [_]           [_]             [_]

--------------------------------------------------------------------------------
  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL IN
                                    ITEM 3.
--------------------------------------------------------------------------------

ITEM 3--STOCKHOLDER PROPOSAL RELATING TO THE COMPANY'S PREFERRED SHARE PURCHASE RIGHTS

    FOR         AGAINST         ABSTAIN
    [_]           [_]             [_]

I PLAN TO ATTEND THE ANNUAL MEETING. NUMBER OF STOCKHOLDERS ATTENDING:______ [_]

COMMENTS/ADDRESS CHANGE
Please mark this box if you have written comments/address change on the      [_]
reverse side.

--------------------------------------------------------------------------------
THIS INSTRUCTION CARD MUST BE RETURNED TO NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, TRUSTEE. THE TRUSTEE WILL TABULATE THE INSTRUCTIONS FROM ALL PARTICIPANTS, WILL DETERMINE THE RATIO OF VOTES FOR AND AGAINST EACH PROPOSAL, AND WILL THEN VOTE ALL SHARES HELD IN THE TRUST ACCORDING TO THE RATIO DETERMINED.
--------------------------------------------------------------------------------

Date ___________________________________________________________________________

Signature(s) ___________________________________________________________________

--------------------------------------------------------------------------------
The signature(s) should be exactly as the name(s) appear printed above. If there are co-owners, both must sign.
--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .
  RETURN PROXY CARD IN ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING


        [LOGO OF MINNEAPOLIS CONVENTION CENTER PARKING & SKYWAY SYSTEM]